                           THE MORNINGSTAR GROUP INC.
                          5956 Sherry Lane, Suite 1800
                            Dallas, Texas 75225-6522


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 18, 1995


                 NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of The Morningstar Group Inc. will be held at the Stouffer Renaissance Dallas Hotel, 2222 Stemmons Freeway, Dallas, Texas, on May 18, 1995, at 9:00 a.m., local time, for the purpose of considering and voting upon the following matters:

                 1.       The election of five (5) directors;

                 2. The ratification of the appointment of Arthur Andersen & Co. as independent auditors of the Corporation for the ensuing year; and

                 3. Such other business as may properly come before the meeting or any adjournment thereof.

                 The transfer books will not be closed, but only stockholders of record at the close of business on April 12, 1995, will be entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting shall be open to the examination of any stockholder, for any purpose germane to the meeting, at the offices of the Corporation during the ten days preceding the meeting and will also be available for inspection at the meeting.

                 You are cordially invited to attend the meeting. Even if you plan to attend, you are respectfully requested to date, sign and return the enclosed proxy at your earliest convenience in the enclosed return envelope. You may revoke your proxy at any time prior to exercise.


                                             By Order of the Board of Directors,



                                                   /s/ MICHAEL J. CRAMER
                                                   Michael J. Cramer
                                                   Secretary

Dallas, Texas
April 20, 1995

                           THE MORNINGSTAR GROUP INC.
                          5956 Sherry Lane, Suite 1800
                            Dallas, Texas 75225-6522


                                PROXY STATEMENT

                 This proxy statement is furnished to the stockholders of The Morningstar Group Inc. (hereinafter referred to as the "Corporation" or "Registrant") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Stockholders to be held on May 18, 1995, and is being first mailed to the stockholders on or about April 20, 1995. THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION.

                 A person giving the enclosed proxy has the power to revoke it by giving notice to the Secretary in person, or by written notification actually received by the Secretary (including by delivery of a later dated proxy card), at any time prior to its being exercised. You may also revoke a previously given proxy by appearing at the meeting and voting at the meeting. Your appearance at the meeting will not, in and of itself, constitute a revocation of any proxy previously given.

                 The Corporation will bear the cost of soliciting proxies. Solicitation may be made by mail, telephone or telegraph or personally by officers, directors and regular employees of the Corporation. It may be that further solicitation of proxies will be made by telephone or oral communication with some stockholders of the Corporation following the original solicitation. All such further solicitations will be made by regular employees and officers of the Corporation, who will not be additionally compensated therefor, and the cost will be borne by the Corporation.

              VOTING SECURITIES OUTSTANDING, SECURITY OWNERSHIP OF
                     MANAGEMENT AND PRINCIPAL STOCKHOLDERS

                 As of April 12, 1995, 14,920,797 shares of common stock of the
Corporation were outstanding, and each share is entitled to one vote.   Only
holders of stock of record at the close of business on April 12, 1995, will be entitled to vote at the meeting.

                 Except as set forth below, the following table sets forth as of April 12, 1995, the number of shares of common stock of the Corporation held by each entity who is known to the Corporation to own beneficially more than five percent (5%) of the outstanding shares of the Corporation's common stock. Unless otherwise noted, the entity named has sole voting and investment powers over the shares reflected opposite its name. (HMC/Morningstar, L.P. is referred to as "HMCM" throughout this proxy statement.)

                                                           Amount and
                Name and Address of                         Nature of
                  Beneficial Owner                    Beneficial Ownership             Percent of Class
                 ------------------                   --------------------             ----------------
       HMCM
         c/o Hicks, Muse, Tate & Furst Incorporated
         200 Crescent Court
         Suite 1600
         Dallas, TX 75201 . . . . . . . . . . . . .         7,478,892 (a)                   50.12%

       Goldman-Sachs &Co.
          85 Broad Street
          New York, NY  10004 . . . . . . . . . . .         2,107,000 (b)                   14.12%

       Wand/Morningstar Investments, L.P.
          c/o Wand Partners Inc.
          30 Rockefeller Plaza
          Suite 3226
          New York, NY  10112   . . . . . . . . . .           840,401 (c)                    5.63%

       Ryback Management Corporation
          7711 Carondelet Avenue
          Box 16900
          St. Louis, MO  63105  . . . . . . . . . .           800,000 (d)                    5.36%

- ---------------------

(a) The following information is based on a Schedule 13G dated February 10, 1994, filed with the Securities and Exchange Commission (the "Commission") by Thomas O. Hicks; Hicks, Muse & Co. (TX) Incorporated, now Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"); HMC Partners, L.P. ("HMC Partners"); and HMCM, as supplemented by information provided to the Company by HMCM. The address of the principal business office of each reporting person is 200 Crescent Court, Suite 1600, Dallas, Texas 75201. As of December 31, 1993, HMCM owned, beneficially and of record, 3,473,100 shares of common stock. In addition, pursuant to a Stockholders' Agreement (see "Related Party Transactions -- Stockholders' Agreement"), holders of 4,005,792 shares of common stock have agreed to vote their shares of common stock in favor of HMCM's nominees to the Board of Directors. HMC Partners is the sole general partner of HMCM, Hicks Muse is the managing general partner of HMC Partners, and Mr. Hicks is the controlling shareholder of Hicks Muse. Accordingly, each of HMCM, HMC Partners, Hicks Muse and Mr. Hicks may be deemed to beneficially own all such shares of common stock. Each of HMCM, HMC Partners, Hicks Muse and Mr. Hicks disclaims beneficial ownership of the shares of common stock not owned of record by such person.

         HMCM has sole voting and dispositive power with respect to the 3,473,100 shares of common stock owned of record and beneficially by it and, by virtue of the Stockholders' Agreement, has shared voting power with respect to the remaining 4,005,792 shares beneficially owned by it. Each of HMC Partners, Hicks Muse and Mr. Hicks may be deemed to have the same voting or dispositive power with respect to such shares as HMCM.

(b) The following information is based on a Schedule 13G dated February 10, 1995, filed with the Commission by The Goldman-Sachs Group, L.P. ("Goldman Sachs"); Goldman, Sachs & Co. and Goldman Sachs Equity Portfolios, Inc. on behalf of GS Small Cap Equity Fund, as supplemented by information provided to the Company by Goldman Sachs. The address of the principal business office of Goldman Sachs and Goldman, Sachs & Co. is as set forth above. The address of the principal business office is Goldman Sachs Equity Portfolios, Inc., 32 Old Slip, New York, New York 10005. Goldman Sachs is the parent holding company for Goldman, Sachs & Co., a registered investment advisor, and Goldman Sachs Equity Portfolios, Inc., a registered investment company. Goldman Sachs and Goldman Sachs & Co. have shared voting power with respect to the 2,107,000 shares beneficially owned by them and Goldman Sachs Equity Portfolios, Inc. Goldman Sachs Equity Portfolios, Inc. may be deemed to have shared voting or dispositive power with respect to 1,579,800 shares beneficially owned by it.

(c) The following information is based solely on a Schedule 13G filed with the Commission on March 24, 1993 by Bruce W. Schnitzer, Wand Partners, Inc. ("Wand Partners") and Wand/Morningstar Investments L.P. ("Wand/Morningstar"), as supplemented by information provided to the Company by Wand/Morningstar. The address of the principal business office of each reporting person is 30 Rockefeller Plaza, Suite 3226, New York, New York 10112. As of December 31, 1992, Wand/Morningstar owned, beneficially and of record, 840,401 shares of common stock. Wand Partners serves as the general partner of Wand/Morningstar. Mr. Schnitzer owns 66% of the issued and outstanding common stock of Wand Partners and serves as the Chairman and Treasurer. As a result of the foregoing relationships and stock ownership, Wand/Morningstar, Wand Partners and Mr. Schnitzer may each be deemed, pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder, to beneficially own the shares of common stock held by Wand/Morningstar. Each of Wand Partners and Mr. Schnitzer disclaims beneficial ownership of the shares of Common Stock owned by Wand/ Morningstar. Wand/Morningstar has sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of all shares of common stock owned, beneficially and of record, by it. By virtue of their deemed beneficial ownership of the shares of common stock owned directly by Wand/Morningstar, Wand Partners and Mr. Schnitzer may each be deemed, pursuant to the Exchange Act and the rules and regulations promulgated thereunder, to have sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of such shares of common stock.

(d) The following information is based on a Schedule 13G dated January 25, 1995, filed with the Commission by Ryback Management Corporation. As of December 31, 1994, Lindner Fund, Inc. was the beneficial owner of 800,000 shares of common stock. Lindner Fund, Inc. is an investment company registered under the Investment Company Act of 1940, as amended, and is managed by Ryback Management Corporation, an investment adviser registered under the Investment Advisers Act of 1940, as amended. The address of the principal business office of Ryback Management Corporation is 7711 Carondelet Avenue, Box 16900, St. Louis, Missouri 63105. Lindner Fund, Inc. has sole power to vote or direct the vote and sole power to dispose or direct the disposition of all shares of common stock owned, beneficially and of record, by it.

                 The following table and notes thereto set forth, as of April 12, 1995 (unless otherwise noted below), the number of shares of common stock of the Corporation beneficially owned by all directors and nominees for directors of the Corporation, the Named Executive Officers (as defined under "Executive Management Compensation") and all directors and executive officers of the Corporation as a group. Unless otherwise noted, the person named has sole voting and investment power over the shares reflected opposite his name. The Corporation has been provided such information by its directors, nominees for directors and executive officers.

                                                                       Amount and
                                                                        Nature of
                                                                       Beneficial           Percent
              Name of Beneficial Owner                                  Ownership           of Class
              -------------------------                                 ---------           ---------
       C. Dean Metropoulos  . . . . . . . . . . . . . . . . .             420,500 (a)         2.74%
       Clifford L. Marquart . . . . . . . . . . . . . . . . .             307,514 (b)         2.02%
       John R. Muse . . . . . . . . . . . . . . . . . . . . .              56,618 (c)          *
       Charles W. Tate  . . . . . . . . . . . . . . . . . . .              23,382              *
       Jack W. Evans  . . . . . . . . . . . . . . . . . . . .              39,006              *
       Jim L. Turner  . . . . . . . . . . . . . . . . . . . .              39,006              *
       All Directors and
        Executive Officers as a group (7 persons) . . . . . .             598,512 (d)         4.01%

- ---------------------
*        Represents less than 1%.

(a) Includes (i) presently exercisable options to purchase 400,000 shares of common stock held by Mr. Metropoulos; (ii) 3,500 shares of common stock held directly of record by Mr. Metropoulos; (iii) 4,000 shares of common stock held by an immediate family member; and (iv) 13,000 shares of common stock for which Mr. Metropoulos is either the custodian or trustee. Mr. Metropoulos disclaims beneficial ownership of any common stock not directly held of record by him.

(b) Mr. Marquart resigned as a director, Executive Vice President and Chief Operating Officer of the Corporation and as an officer of its subsidiaries on January 16, 1995.

(c)      Includes (i) 50,848 shares of common stock held directly by Mr. Muse;
         (ii) 1,000 shares of Common Stock held by Mr. Muse's wife; and (iii) 4,770 shares of common stock held by various trusts for which Mr. Muse is the custodian.

(d)      Excludes 307,514 shares of common stock beneficially owned by Mr.
         Marquart.

                     PROPOSAL FOR THE ELECTION OF DIRECTORS

                 At the annual meeting, five directors are to be elected to serve for one-year terms and until their respective successors are elected and qualified. The Corporation does not have a nominating committee; the Board of Directors has nominated the persons named below to stand for election as directors at the annual meeting. Each of the persons nominated presently serves as a director of the Corporation. It is intended that the attorneys-in-fact named in the proxy card will vote FOR the election of the five nominees listed below, unless instructions to the contrary are given therein. These nominees have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require the substitution of some other person or persons for any one or more of the nominees, it is intended that the attorney-in-fact will vote FOR such substitute nominees as the Board of Directors may designate. All directors elected at the Annual Meeting will hold office for their respective terms and until their respective successors are elected and qualified.

                 The information appearing in the following table and the notes thereto, with respect to the principal occupation or employment of each of the nominees during the past five years and their present directorships, has been furnished to the Corporation by the respective nominees. Unless otherwise stated, the Corporation is the organization in which the nominee holds the position indicated.


                                                                          Date Term
          Name and Principal Occupation                       Age           Expires               Director Since
          -----------------------------                       ---         -----------             --------------
       C. Dean Metropoulos                                    48          May 1995                December 1993
         Chairman of the Board, President and
         Chief Executive Officer

       Jack W. Evans                                          72          May 1995                May 1991
         Chief Executive Officer and
         President of Jack Evans Investments, Inc.

       John R. Muse                                           44          May 1995                March 1991
         Managing Director and Principal
         of Hicks, Muse, Tate & Furst Incorporated

       Charles W. Tate                                        50          May 1995                August 1991
         Managing Director and Principal of the New York
         affiliate of Hicks, Muse, Tate & Furst Incorporated

       Jim L. Turner                                          49          May 1995                May 1991
         Chairman of the Board and President of
         Dr Pepper Bottling Company of Texas

                 C. Dean Metropoulos is the Chairman of the Board and Chief Executive Officer of C. Dean Metropoulos & Partners of New York, a private investment firm, having served since its inception in November, 1993. From 1983 to June 1993 Mr. Metropoulos was Chairman and Chief Executive Officer of Stella Foods, Inc., a national manufacturer, marketer and distributor of specialty cheeses. Mr. Metropoulos was elected President and Chief Executive Officer of the Corporation on March 17, 1994.

                 Jack W. Evans is the Chief Executive Officer and President of Jack Evans Investments, Inc. and a director of Brinker International. Prior to forming his private investment firm in October 1990, Mr. Evans was Chairman, President and Chief Executive Officer of the Cullum Companies, the parent corporation of the Tom Thumb grocery store chain, from June 1983 until his retirement in October 1990. Mr. Evans also served as Mayor of the City of Dallas from 1981 to 1983. Mr. Evans serves as a director of Randall's Food Markets, American Title Company and Texas Utilities.

                 John R. Muse is Executive Vice President, Managing Director and Principal of Hicks Muse, a private investment firm, having served since its inception in May 1989. From 1984 to 1989, Mr. Muse was Managing Director of Prudential Securities Incorporated in Dallas, Texas, where he served as head of investment/merchant banking activities for the southwestern region of the United States. Mr. Muse serves as a director of Hat Brands, Inc., Life Partners Group, Inc., Neodata Corporation, and Trident NGL, Inc.

                 Charles W. Tate is an Executive Vice President, Managing Director and Principal of Hicks Muse, a private investment firm, having served since joining Hicks Muse in 1991. Prior to joining Hicks Muse, Mr. Tate was employed for 19 years by Morgan Stanley & Co. Incorporated and last served as a Managing Director in Morgan Stanley's Merchant Banking Division. Mr. Tate serves as a director of Berg Electronics, Inc., DESA International, Inc., Hat Brands, Inc., G. Heileman Brewing Company, Inc., and Wirekraft/Burcliff Industries, Inc.

                 Jim L. Turner is the Chairman of the Board and President of Dr Pepper Bottling Company of Texas, one of the largest independent bottling companies in the United States. Prior to joining Dr Pepper Bottling Company of Texas in March 1985, Mr. Turner was a senior vice-president (bottling operations) of the Dr Pepper Company from February 1982 to March 1985. Mr. Turner serves as a director of G. Heileman Brewing Company, Inc.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

                 The Corporation has a standing Audit Committee, the members of which are Messrs. Jack W. Evans (Chairman) and Jim L. Turner. Two meetings were held by such committee during the year ended December 31, 1994. The principal functions performed by such committee included nomination of the independent auditors of the Corporation, review of the proposed scope of the independent audits and the results thereof, review with management personnel of the independent auditors' observations on financial policy, controls and personnel, and conferring with the chief financial officer concerning the audit.

                 The Corporation has a standing Compensation Committee consisting of Messrs. Jim L. Turner and Jack W. Evans (Chairman). The committee acted four times by unanimous consent during the last fiscal year. The functions performed by such committee included making a recommendation to the Board of Directors as to the salaries and bonuses of the three most senior executive officers and administering the Corporation's stock option plans.

                 During 1994, the Corporation had a standing Executive Committee consisting of Messrs. C. Dean Metropoulos, Clifford L. Marquart and John R. Muse. On January 16, 1995, Mr. Marquart resigned as a director and an officer of the Corporation. Mr. Bach served as a member of the Executive Committee until his resignation March 17, 1994. Mr. Metropoulos was appointed to the Executive Committee on March 17, 1994. No meetings were held by such committee during the last fiscal year and the committee did not vote by unanimous consent during the past fiscal year. The functions performed by such committee include managing the business affairs of the Corporation during the interval between regular and special meetings of the Board of Directors. The committee is subject at all times to the control and direction of the Board.

                 The total number of meetings of the Board of Directors held during the year ended December 31, 1994 was five. The Board of Directors voted by unanimous consent three times during the last fiscal year. During 1994, no director of the Corporation attended less than 75% of the total number of meetings of the Board of Directors and all committees on which such director served.

                 EXECUTIVE MANAGEMENT AND DIRECTOR COMPENSATION

EXECUTIVE COMPENSATION

         The following table sets forth all compensation, including bonuses, stock option awards and other payments, paid or accrued by the Corporation during the fiscal years shown below, to or for the Chief Executive Officer and the three other most highly compensated executive officers (the Chief Executive Officer and such other officers collectively being the "Named Executive Officers") of the Corporation.

                                                      SUMMARY COMPENSATION TABLE
                                                                                Long-Term
                                              Annual Compensation              Compensation
                                        ----------------------------------- -----------------
Name and                                                           Other    Securities Awards       All
Principal                                                          Annual       Underlying         Other
Position                 Year      Salary ($)      Bonus ($)  Compensation($)   Options(#)   Compensation($)(b)
- --------                 ----      ----------      ---------  ---------------   ----------   ------------------
C. Dean Metropoulos      1994        177,884        450,000     112,479(c)       600,000             -0-
Chairman, President and  1993             -              -              -             -              -0-
Chief Executive
Officer (a)              1992             -              -              -             -              -0-

James A. Bach            1994        136,691            -0-            -0-           -0-         752,651
President and Chief      1993        469,438        166,196            -0-           -0-           4,421
Executive Officer(d)     1992        396,699        145,892            -0-           -0-           1,990

Clifford L. Marquart     1994        391,771            -0-            -0-           -0-           5,895
Executive Vice President 1993        391,406        144,321            -0-           -0-           4,643
and Chief Operating
Officer (e)              1992        335,907        121,641            -0-        18,000           2,212

Tracy L. Noll            1994        116,398            -0-            -0-                        28,617
Vice President and       1993        239,963         86,525            -0-           -0-           7,239
Chief Financial
Officer (f)              1992        203,467         74,576            -0-        16,000           5,874

- ----------------------

(a) Mr. Metropoulos was elected President and Chief Executive Officer of the Corporation on March 17, 1994.

(b) "All Other Compensation" includes (i) premiums of $530.76, $3,769.46 and $568.86 paid by the Corporation for insurance for Messrs. Bach, Marquart and Noll, respectively; (ii) contributions by the Corporation to its 401(k) savings plan of $2,126.18, $2,126.18, and $3,189.27 on behalf of Messrs. Bach, Marquart and Noll, respectively; (iii) severance payments of $749,994.44 paid by the Corporation to Mr. Bach; and (iv) $24,859.20 representing salary paid to Mr. Noll for vacation earned but not taken upon his resignation.

(c) Includes (i) $62,499 of consulting fees and (ii) $49,998 in agreed upon expense reimbursement.

(d) Mr. Bach resigned as a director, President and Chief Executive Officer of the Corporation and as an officer of its subsidiaries on March 17, 1994.

(e) Mr. Marquart resigned as a director, Executive Vice President and Chief Operating Officer of the Corporation and as an officer of its Subsidiaries on January 16, 1995.

(f) Mr. Noll resigned as Vice President and Chief Financial Officer of the Corporation and as an officer of its subsidiaries on June 17, 1994.

STOCK OPTION PLANS

                 On February 15, 1994 the Compensation Committee of the Corporation's Board of Directors approved the issuance of options to purchase 600,000 shares of common stock of the Corporation to C. Dean Metropoulos, Chairman, President and Chief Executive Officer of the Company. The exercise price for these options is $6.50 per share, which was the fair market value of the options at the date of issuance. One-third of these options became exercisable on the date of issuance, while the remaining options vest in equal amounts over two years. The options expire ten years after the date of their issuance. As of December 31, 1994, no options had been exercised.

                 The following table reflects information with respect to option exercises during 1994 and unexercised options granted under the Corporation's stock option plans and held by the Named Executive Officers at December 31, 1994.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                        DECEMBER 31, 1994 OPTION VALUES

                                                                                                   Value of Unexercised
                                                      Number of Securities Underlying              In-the-Money Options
                            Shares                 Unexercised Options At Fiscal Year End           At Fiscal Year End
                           Acquired         Value  --------------------------------------           ------------------
Name                      on Exercise     Realized      Exercisable   Unexercisable            Exercisable   Unexercisable
- ----                      -----------     --------      -----------   -------------            -----------   -------------
C. Dean Metropoulos               -0-            -0-        400,000        200,000                $200,000       $100,000

James A. Bach                 395,374      1,012,157            -0-            -0-                     -0-            -0-

Clifford L. Marquart              -0-            -0-        319,514          6,000              $1,365,326            -0-


METROPOULOS ADVISORY AGREEMENT

                 On October 13, 1993, the Corporation entered into an Advisory Agreement pursuant to which C. Dean Metropoulos agreed to provide advisory services to the Corporation. The term of this Agreement is three years and may be terminated by either party at any time. Subsequent to the execution of the Advisory Agreement, Mr. Metropoulos was elected to the additional position of President and Chief Executive Officer of the Corporation. As compensation for his services, the Corporation pays Mr. Metropoulos a monthly fee of approximately $29,000 plus all reasonable expenses incurred in connection with his services. During 1993, the Corporation paid a total of approximately $290,000 in monthly fees and reimbursed approximately $6,000 in expenses pursuant to this agreement.


COMPENSATION OF DIRECTORS

                 During 1994, Messrs. Evans and Turner received $1,000 for each meeting they attended and $1,000 per month as compensation for their services as directors. The remaining directors, who were affiliates of the Corporation, received no compensation for their services as directors. The Corporation reimbursed all of its directors for expenses reasonably incurred by them in the discharge of their duties. The Corporation expects to continue such director compensation policy.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

                 During the year ended December 31, 1994, the members of the Compensation Committee of the Board of Directors were Mr. Evans and Mr. Turner. Neither Mr. Evans nor Mr. Turner served as an officer or employee of the Corporation or any of its subsidiaries during fiscal 1994.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

                 As the members of the Compensation Committee of the Board of Directors, it is our responsibility to review compensation matters related to the most senior executive officers of the Corporation and to administer the Corporation's stock option plans. Based on our review of those matters, the Compensation Committee makes its recommendations to the Board of Directors for approval.

                 The Compensation Committee believes that senior executive compensation should be closely aligned with the performance of the Corporation on both a short-term and long-term basis. To that end, the Compensation Committee's policy is that the compensation for senior executives should consist of three components: (i) an annual base salary, (ii) the potential to earn bonuses, the amount of which is dependent on the Corporation's operating performance, and (iii) stock option awards designed to align stockholder interests with those of management by providing long-term incentives for the Corporation's key employees. The number of stock options granted to employees generally is made after reviewing proposals made by the Chief Executive Officer and consideration of the relative responsibilities of the option recipients, past grants made to the recipients.

                 In making compensation decisions, it has been the practice of the Compensation Committee to meet with the Chief Executive Officer of the Corporation at such times as he believes appropriate to review compensation matters relating to the most senior executive officers of the Corporation. The Chief Executive Officer typically has presented the Compensation Committee with his proposals as to the appropriate compensation level for the most senior executive officers (including himself). The Compensation Committee reviews the Chief Executive Officer's proposals in light of compensation surveys prepared by outside compensation consultants and with a view to ensuring that the proposed compensation balances rewards for short-term and long-term corporate performance. Based on its review of the Chief Executive Officer's proposals, the Compensation Committee recommends senior executive compensation packages to the Board of Directors for approval. The Chief Executive Officer, as part of his responsibility for the day-to-day operations of the Corporation, has the authority to establish compensation for executive officers other than the most senior executive officers and for all other employees of the Corporation.

                 It has been the policy of the Compensation Committee that the annual salary of the most senior executive officers should be competitive, but not at the highest level earned by executives having comparable responsibilities at other companies of similar size as measured by revenues, however this group is not necessarily comprised of the Food and Kindred Products Company reflected on the Performance Graph on page 12 hereof.

                 For the year ended December 31, 1994, Mr. Bach's compensation (salary, bonus and severance) was determined by reference to the terms of his employment agreement. The cash compensation paid to Mr. Metropoulos for serving as President and Chief Executive Officer of the Corporation during 1994 was determined by reference to the terms of his advisory agreement and the attainment of specified earnings targets. The stock options granted to Mr. Metropoulos during 1994 were granted in accordance with the Compensation Committee's policy of providing long-term incentives to the Corporation's
employees.    With the
exception of the options granted to Mr. Metropoulos, no stock options were awarded to the Named Executive Officers during 1994 as the Committee determined that such Named Executive Officers had sufficient incentives by virtue of options previously granted. For the year ended December 31, 1994, other than a bonus of $450,000 paid to Mr. Metropoulos, no bonuses were paid to the Named Executive Officers. For the year ended December 31, 1994, the compensation paid to Messrs. Marquart and Noll was determined by reference to the terms of their respective employment agreements. Mr. Bach resigned as a director, President and Chief Executive Officer of the Corporation on March 17, 1994 and Mr. Noll resigned as Vice President and Chief Financial Officer of the Corporation on June 17, 1994.

                 The new $1 million compensation limit prescribed by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), is not expected to apply to or limit any of the Company's compensatory deductions for 1995. With the exception of options granted to Mr. Metropoulos, the Company presently intends to take the necessary steps to conform its compensation plans to comply with the rules promulgated under such Section 162(m) of the Code to avoid such limitation.


                          Jack W. Evans, Chairman
                          Jim L. Turner

               THE MORNINGSTAR GROUP INC. STOCK PRICE PERFORMANCE

         The following graph depicts the Corporation's stock price performance from April 24, 1992 (the date on which quotations for the Corporation's common stock first appeared on the NASDAQ National Market System) through December 31, 1994 relative to the performance of the NASDAQ Stock Market (US Companies) and the NASDAQ Food and Kindred Products Index (published by the Center for Research in Security Prices of the University of Chicago Graduate School of Business). The following graph also illustrates the performance of the NASDAQ Stock Market (US Companies) Index and the NASDAQ Food and Kindred Products Index from December 31, 1989 through December 31, 1994. All indices shown in the graph have been reset to a base of 100 as of April 24, 1992, and assume an investment of $100 on that date and the reinvestment of dividends paid since that date.

                                    [GRAPH]


                                       12/29/89     12/31/90    12/31/91      4/24/92   12/31/92 12/31/93  12/31/94
The Morningstar Group                                                          100.0     109.1      67.0      68.3
Nasdaq Stock Market (US Companies)       75.2         63.8         102.4       100.0     119.1     135.9     132.9
Food and Kindred Products                79.4         83.1         106.6       100.0     113.2     120.9     104.3


                           RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT

                 In connection with the completion of the Corporation's public offering all the pre-offering stockholders of the Corporation entered into a stockholders' agreement (the "Stockholders' Agreement"). During the term of the Stockholders' Agreement, each party to the Stockholders' Agreement has agreed to vote such stockholder's shares of common stock for the election to the Corporation's Board of Directors of all nominees of HMCM, and has granted to HMCM a conditional irrevocable proxy in order to ensure compliance with the voting provisions of the Stockholders' Agreement. The holders of a majority of the Corporation's outstanding shares of common stock are parties to the Stockholders' Agreement. The Stockholders' Agreement will be effective until the earliest to occur of (i) HMCM and holders of at least 662/3% of the shares of common stock subject to the Stockholders' Agreement consenting to the termination thereof, (ii) HMCM and its affiliates ceasing to own at least 5% of the Corporation's outstanding shares of common stock or (iii) February 5, 2002.

                 During the term of the Stockholders' Agreement, in the event the Corporation proposes to file a registration statement under the Securities Act of 1933, as amended, the Corporation will notify the parties to the Stockholders' Agreement and will, subject to certain exceptions (including limitations imposed by any underwriters in connection with any offering), include in such registration statement the aggregate amount of common stock requested by such holders. The Corporation will pay all expenses incurred in connection with such registration of such selling stockholders' common stock, with the exception of fees, discounts and commissions payable to any underwriter.

                 John R. Muse is a director, officer and stockholder of Hicks Muse and Charles W. Tate is a director, officer and stockholder of Hicks Muse. Messrs. Muse and Tate are also directors of the Corporation. See "Voting Securities Outstanding, Security Ownership of Management and Principal Stockholders" and "Directors and Officers - Information Concerning Nominees and Directors".

FINANCIAL ADVISORY AGREEMENTS

                 In March 1991, the Corporation entered into a financial advisory agreement with Hicks Muse pursuant to which Hicks Muse rendered financial advisory services to the Corporation in connection with the negotiation and financing of the 1991 restructuring and continues to provide financial advisory services to the Corporation. The financial advisory agreement obligates the Corporation to offer Hicks Muse the opportunity to provide the Corporation with financial advisory services as necessary for future transactions on terms to be agreed upon between the Corporation and Hicks Muse. Pursuant to the financial advisory agreement, Hicks Muse has performed a variety of financial advisory services for the Corporation, including, among other things, assisting the Corporation in negotiating its senior credit facilities, negotiating with underwriters in anticipation of the public offering, recruiting independent directors for the Corporation's Board of Directors, analyzing potential acquisitions and divestitures, and consolidating its insurance programs. The initial term of the financial advisory agreement expires April 30, 2002 and the agreement continues from year to year thereafter unless terminated by either party. As compensation for such services, the Corporation has agreed to pay Hicks Muse a fee of $28,500 per quarter during 1995, together with all reasonable expenses incurred in connection with its financial advisory services. During fiscal 1994, the Corporation paid Hicks Muse an aggregate of approximately $114,000 pursuant to the financial advisory agreement.

                 On February 1, 1993, the Corporation and Hicks Muse entered into a letter agreement pursuant to which the Corporation engaged Hicks Muse as its exclusive financial advisor with respect to the

March 31, 1993 acquisition of Favorite Foods, Inc. a subsidiary of Nestle U.S.A. Inc. As compensation for its services, upon the closing of the acquisition, Hicks Muse received a fee of $420,000.

                 The Corporation and Hicks Muse entered into a letter agreement pursuant to which the Corporation engaged Hicks Muse as its exclusive financial advisor with respect to the April 13, 1994 disposition of Velda Farms Inc. As compensation for its services, upon the closing of the transaction, Hicks Muse received a fee of $300,000.

          PROPOSAL FOR RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

                 The Board of Directors of the Corporation has appointed Arthur Andersen & Co. as independent auditors of the Corporation. Arthur Andersen & Co., certified public accountants, have been the independent auditors of the Corporation since April 1988. Although not formally required, the appointment of the independent auditors of the Corporation has been directed by the Board of Directors to be submitted to the stockholders for ratification as a matter of sound corporate practice. If the stockholders do not ratify the appointment of Arthur Andersen & Co., the appointment of the independent auditors will be reconsidered by the Board of Directors. If the stockholders ratify the appointment, the Board of Directors, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board of Directors believes that such a change would be in the best interest of the Corporation.

                 The affirmative vote of the holders of a majority of the shares of the common stock present in person or represented by proxy at the meeting is required for ratification of the appointment of the independent auditors. Votes "withheld" or abstaining from voting are counted for quorum purposes, but since they are not cast "for" a particular matter, they will have the same effect as negative votes or votes "against" a particular matter. Broker non-votes (shares not voted by broker-dealers because they are not authorized to vote in absence of instructions from beneficial owners) are counted for quorum purposes, but will have no effect on the outcome of the election of directors.

                 A representative of Arthur Andersen & Co. will be present at the meeting. Such representative will be given the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                 The Board of Directors favors a vote for the proposal to ratify the appointment of Arthur Andersen & Co. Unless a contrary indication is specified, the shares presented by the enclosed proxy will be so voted. In the event the appointment of Arthur Andersen & Co. should not be ratified by the stockholders, the Board of Directors will make another appointment, to be effective at the earliest feasible date.

                             SHAREHOLDER PROPOSALS

                 Shareholder proposals to be included in the Company's Proxy Statement relating to the 1996 Annual Meeting of Shareholders of the Company must be received by no later than January 5, 1996 at the Company's principal executive offices, 5956 Sherry Lane, Suite 1800, Dallas, Texas 75225-6522,
Attention: General Counsel. Shareholders of the Company who intend to nominate candidates for election as a director or to bring business before the meeting must also comply with the applicable procedures set forth in the Company's Bylaws. See "Shareholder Nomination of Director Candidates." The Company will furnish copies of such Bylaw provisions upon written request to the Secretary of the Company at the aforementioned address.

                                 OTHER MATTERS

                 The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders; however, if any additional matters are properly brought before the meeting, the persons named in the enclosed proxy form will vote the proxies in their discretion in the manner they believe to be in the best interest of the Corporation.

                              VOTING REQUIREMENTS

         With regard to the proposal for the election of Directors, votes may be cast for or votes may be withheld from each nominee. Directors will be elected by plurality vote. Therefore, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may not be specified with respect to the election of directors and, under Delaware law, broker non-votes (as explained below) will have no effect on the outcome of the election of directors. In general, a broker who holds securities in street name has limited authority to vote on matters submitted at a shareholders meeting in the absence of specific instructions from the beneficial owner. In the absence of instructions from the beneficial owner or authorization from the National Association of Securities Dealers, Inc. (the "NASD") to vote on specific matters without the necessity of obtaining instructions from the beneficial owner, a broker will specify a "non-vote" on particular matters.
For purposes of Delaware law, a broker non-vote is counted as present for quorum purposes, but is generally excluded entirely from determining whether a particular matter has been approved. Typically, however, brokers are permitted by the NASD to vote for the election of directors without instructions from the beneficial owner.

                 As discussed under "Related Party Transactions -- Stockholders' Agreement," HMCM, through shares owned directly by it and through shares it has the power to vote pursuant to a conditional irrevocable proxy, controls more than a majority of the outstanding shares of common stock of the Corporation, and has indicated that it will vote in favor of the nominees to the Board of Directors, thus ensuring the election as a director of each nominee named herein.

         If no directions are specified in any duly signed and dated proxy card received by the Corporation, the shares represented by that proxy card will be counted as present for quorum purposes and will be voted by the attorneys-in-fact named in the proxy FOR the election of the director nominees recommended by the Board of Directors and in accordance with the discretion of the named attorneys-in-fact on other matters properly brought before the Annual Meeting.

                 SHAREHOLDER NOMINATION OF DIRECTOR CANDIDATES

                 Any shareholder of record who is entitled to vote for the election of directors at a meeting called for that purpose may nominate persons for election to the Board of Directors subject to the following notice requirements.

                 A shareholder desiring to nominate a person for election to the Board of Directors must send a written notice to the Secretary of the Company setting forth (i) as to each person who the shareholder proposes to nominate, all information required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) as to the shareholder giving the notice (A) the name and address of such shareholder as it appears on the Company's books and (B) the class and number of shares of the Company that are owned of record by such shares of the Company that are owned of record by such shareholder. To be timely, notice of persons to be nominated by a shareholder as a director at a meeting of shareholders must be delivered to or mailed and received at the principal executive offices of the Company not less than 120 days before the first anniversary of the preceding year's annual meeting.

                 The enclosed form of proxy has been prepared at the direction of the Corporation, of which you are a stockholder, and is sent to you at the request of the Board of Directors. The proxies named herein have been designated by your Board of Directors.

                 The Board of Directors of the Corporation urges you, even if you presently plan to attend the meeting in person, to execute the enclosed proxy and mail it as indicated immediately. You may revoke your proxy and vote in person if you are in fact able to attend.

                                                   THE MORNINGSTAR GROUP INC.
                                                   By Order of the Board of Directors



                                                   /s/ MICHAEL J. CRAMER
                                                   Michael J. Cramer
                                                   Secretary

Dallas, Texas
April 20, 1995

                             10-K REPORT AVAILABLE

              A copy of the Corporation's annual report on Form 10-K, as filed with the Securities and Exchange Commission, will be furnished without charge to stockholders on request to:

                               Michael J. Cramer
                           The Morningstar Group Inc.
                          5956 Sherry Lane, Suite 1800
                            Dallas, Texas 75225-6522

                                                                              NOTICE OF ANNUAL
                                                                                MEETING AND
                                                                              PROXY STATEMENT





                                                                           THE MORNINGSTAR GROUP
                                                                                    INC.
THE MORNINGSTAR                                                         5956 SHERRY LANE, SUITE 1800
  GROUP INC.  DALLAS, TEXAS 75225-6522
BY ORDER OF THE BOARD
  OF DIRECTORS





Michael J. Cramer
Secretary
Dallas, Texas
April 20, 1995

PROXY

THE MORNINGSTAR GROUP INC.      ANNUAL MEETING
                                 MAY 18, 1995          CONTINUED FROM OTHER SIDE

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES AND FOR PROPOSAL 2. This Proxy will be voted as specified. IF NO SPECIFIC DIRECTIONS ARE GIVEN, ALL OF THE VOTES ATTRIBUTABLE TO YOUR VOTING SHARES WILL BE VOTED FOR THE NOMINEES.

1.     Election of Directors.
       Nominees: C. Dean Metropoulos, John R. Muse, Charles W. Tate, Jack W. Evans and Jim L. Turner

       (Mark only one)
       / / VOTE FOR all nominees listed, except as marked to the contrary above
                  (if any). (to withhold your vote for any individual nominee strike a line through the nominee's name in the list above).
       / / VOTE WITHHELD from all nominees.

2. RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO. AS INDEPENDENT AUDITORS of the Corporation for the ensuing year.

               FOR / /            AGAINST / /       ABSTAIN / /

If any other business is properly brought before the meeting, the undersigned acknowledges that the above named proxy will vote in his discretion on such other business.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
 PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

- --------------------------------------------------------------------------------


                                  P R O X Y


THE MORNING STAR GROUP INC.

                                ANUAL MEETING
                                 MAY 18, 1995


The undersigned having received the notice and accompanying Proxy Statement for said meeting hereby appoints MICHAEL J. CRAMER with full power of substitution, as the undersigned's proxy and attorney-in-fact to vote at the annual meeting May 18, 1995 or at any adjournment thereof all shares of The Morningstar Group Inc. which the undersigned may be entitled to vote. The above proxy is hereby instructed to vote as shown on the reverse side of this card.




                             This proxy must be dated and signed
                             exactly as shown hereon.

                             Dated: ________________________, 1995

                             _____________________________________

                             _____________________________________

                             Executors, administrators, trustees,
                             etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.